Independent Auditors' Consent

To the Board of Trustees and Shareholders of the The Dreyfus/Laurel Funds Trust

We consent to the use of our report dated February 13, 2003 with respect to The Dreyfus/Laurel Funds Trust [comprised of Dreyfus Premier Managed Income Fund, Dreyfus Premier Core Value Fund, and Dreyfus Premier Limited Term High Yield Fund (formerly Dreyfus Premier Limited Term High Income Fund)] incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Independent Auditors" in the Statements of Additional Information.


KPMG LLP.


New York, New York

April 23, 2003